EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2019	2018	2019	2018

Revenues
Canadian Natural Gas Pipelines	956	954	1,923	1,838
U.S. Natural Gas Pipelines	1,211	930	2,515	2,021
Mexico Natural Gas Pipelines	152	153	304	304
Liquids Pipelines	811	644	1,539	1,267
Power and Storage	242	514	578	1,189
	3,372	3,195	6,859	6,619
Income from Equity Investments	206	265	361	345
Operating and Other Expenses
Plant operating costs and other	907	822	1,836	1,696
Commodity purchases resold	114	324	366	921
Property taxes	181	152	368	302
Depreciation and amortization	621	570	1,229	1,105
	1,823	1,868	3,799	4,024
Gain on Sale of Assets	68	—	68	—
Financial Charges
Interest expense	588	558	1,174	1,085
Allowance for funds used during construction	(99)	(113)	(238)	(218)
Interest income and other	(106)	92	(269)	29
	383	537	667	896
Income before Income Taxes	1,440	1,055	2,822	2,044
Income Tax Expense
Current	112	89	272	139
Deferred	105	64	181	135
	217	153	453	274
Net Income	1,223	902	2,369	1,770
Net income attributable to non-controlling interests	57	76	158	170
Net Income Attributable to Controlling Interests	1,166	826	2,211	1,600
Preferred share dividends	41	41	82	81
Net Income Attributable to Common Shares	1,125	785	2,129	1,519
Net Income per Common Share
Basic and diluted	$1.21	$0.88	$2.30	$1.70
Weighted Average Number of Common Shares (millions)
Basic	927	896	924	892
Diluted	928	896	925	893

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [43
SECOND QUARTER 2019

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Net Income	1,223	902	2,369	1,770
Other Comprehensive (Loss)/Income, Net of Income Taxes
Foreign currency translation losses and gains on net investment in foreign operations	(385)	259	(755)	691
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(9)	—	(9)	—
Change in fair value of net investment hedges	13	(13)	33	(15)
Change in fair value of cash flow hedges	(42)	(2)	(59)	5
Reclassification to net income of gains and losses on cash flow hedges	3	7	6	10
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	2	2	5	—
Other comprehensive income on equity investments	3	6	4	12
Other comprehensive (loss)/income	(415)	259	(775)	703
Comprehensive Income	808	1,161	1,594	2,473
Comprehensive income attributable to non-controlling interests	16	116	77	276
Comprehensive Income Attributable to Controlling Interests	792	1,045	1,517	2,197
Preferred share dividends	41	41	82	81
Comprehensive Income Attributable to Common Shares	751	1,004	1,435	2,116
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [44
SECOND QUARTER 2019

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Cash Generated from Operations
Net income	1,223	902	2,369	1,770
Depreciation and amortization	621	570	1,229	1,105
Deferred income taxes	105	64	181	135
Income from equity investments	(206)	(265)	(361)	(345)
Distributions received from operating activities of equity investments	272	231	549	465
Employee post-retirement benefits funding, net of expense	(33)	(3)	(30)	—
Gain on sale of assets	(68)	—	(68)	—
Equity allowance for funds used during construction	(55)	(79)	(149)	(157)
Unrealized (gains)/losses on financial instruments	(146)	(39)	(178)	149
Other	(38)	63	(60)	(59)
Decrease in operating working capital	47	361	189	154
Net cash provided by operations	1,722	1,805	3,671	3,217
Investing Activities
Capital expenditures	(1,571)	(2,337)	(3,593)	(4,039)
Capital projects in development	(217)	(76)	(381)	(112)
Contributions to equity investments	(175)	(184)	(320)	(542)
Proceeds from sale of assets, net of transaction costs	591	—	591	—
Other distributions from equity investments	66	—	186	121
Deferred amounts and other	(55)	(16)	(81)	94
Net cash used in investing activities	(1,361)	(2,613)	(3,598)	(4,478)
Financing Activities
Notes payable (repaid)/issued, net	(956)	(1,327)	1,896	485
Long-term debt issued, net of issue costs	997	3,240	1,021	3,333
Long-term debt repaid	(126)	(808)	(1,834)	(2,034)
Dividends on common shares	(466)	(380)	(885)	(738)
Dividends on preferred shares	(40)	(39)	(80)	(78)
Distributions to non-controlling interests	(58)	(48)	(114)	(117)
Common shares issued, net of issue costs	91	445	159	785
Partnership units of TC PipeLines, LP issued, net of issue costs	—	—	—	49
Net cash (used in)/provided by financing activities	(558)	1,083	163	1,685
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(9)	28	(16)	57
(Decrease)/Increase in Cash and Cash Equivalents	(206)	303	220	481
Cash and Cash Equivalents
Beginning of period	872	1,267	446	1,089
Cash and Cash Equivalents
End of period	666	1,570	666	1,570
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [45
SECOND QUARTER 2019

Condensed consolidated balance sheet

	(unaudited - millions of Canadian $)	June 30, 2019	December 31, 2018

	ASSETS
	Current Assets
	Cash and cash equivalents	666	446
	Accounts receivable	2,057	2,535
	Inventories	442	431
	Assets held for sale	1,655	543
	Other	856	1,180
		5,676	5,135
Plant, Property and Equipment	net of accumulated depreciation of $26,575 and $25,834, respectively	66,685	66,503
	Equity Investments	6,675	7,113
	Regulatory Assets	1,471	1,548
	Goodwill	13,013	14,178
	Loan Receivable from Affiliate	1,384	1,315
	Intangible and Other Assets	2,087	1,921
	Restricted Investments	1,438	1,207
		98,429	98,920
	LIABILITIES
	Current Liabilities
	Notes payable	4,568	2,762
	Accounts payable and other	4,327	5,408
	Dividends payable	709	668
	Accrued interest	585	646
	Current portion of long-term debt	2,777	3,462
		12,966	12,946
	Regulatory Liabilities	3,976	3,930
	Other Long-Term Liabilities	1,513	1,008
	Deferred Income Tax Liabilities	5,965	6,026
	Long-Term Debt	35,116	36,509
	Junior Subordinated Notes	7,261	7,508
		66,797	67,927
	EQUITY
	Common shares, no par value	23,795	23,174
Issued and outstanding:	June 30, 2019 – 929 million shares
	December 31, 2018 – 918 million shares
	Preferred shares	3,980	3,980
	Additional paid-in capital	5	17
	Retained earnings	3,534	2,773
	Accumulated other comprehensive loss	(1,300)	(606)
	Controlling Interests	30,014	29,338
	Non-controlling interests	1,618	1,655
		31,632	30,993
		98,429	98,920

Contingencies and Guarantees (Note 14)
Variable Interest Entities (Note 15)
Subsequent Events (Note 6 and 16)
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [46
SECOND QUARTER 2019

Condensed consolidated statement of equity

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Common Shares
Balance at beginning of period	23,466	21,703	23,174	21,167
Shares issued:
Under at-the-market equity issuance program, net of issue costs	—	439	—	766
Under dividend reinvestment and share purchase plan	228	236	444	431
On exercise of stock options	101	7	177	21
Balance at end of period	23,795	22,385	23,795	22,385
Preferred Shares
Balance at beginning and end of period	3,980	3,980	3,980	3,980
Additional Paid-In Capital
Balance at beginning of period	11	10	17	—
Issuance of stock options, net of exercises	(6)	2	(12)	5
Dilution from TC PipeLines, LP units issued	—	—	—	7
Balance at end of period	5	12	5	12
Retained Earnings
Balance at beginning of period	3,106	1,859	2,773	1,623
Net income attributable to controlling interests	1,166	826	2,211	1,600
Common share dividends	(696)	(624)	(1,389)	(1,238)
Preferred share dividends	(42)	(41)	(61)	(60)
Adjustment related to income tax effects of asset drop-downs to TC PipeLines, LP	—	—	—	95
Balance at end of period	3,534	2,020	3,534	2,020
Accumulated Other Comprehensive Loss
Balance at beginning of period	(926)	(1,353)	(606)	(1,731)
Other comprehensive (loss)/income attributable to controlling interests	(374)	219	(694)	597
Balance at end of period	(1,300)	(1,134)	(1,300)	(1,134)
Equity Attributable to Controlling Interests	30,014	27,263	30,014	27,263
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,660	1,981	1,655	1,852
Net income attributable to non-controlling interests	57	76	158	170
Other comprehensive (loss)/income attributable to non-controlling interests	(41)	40	(81)	106
Issuance of TC PipeLines, LP units
Proceeds, net of issue costs	—	—	—	49
Decrease in TC Energy's ownership of TC PipeLines, LP	—	—	—	(9)
Distributions declared to non-controlling interests	(58)	(44)	(114)	(115)
Balance at end of period	1,618	2,053	1,618	2,053
Total Equity	31,632	29,316	31,632	29,316

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [47
SECOND QUARTER 2019

Notes to Condensed consolidated financial statements
(unaudited)
1. Basis of presentation
On May 3, 2019, TransCanada Corporation changed its name to TC Energy Corporation (TC Energy or the Company). As of first quarter 2019, the previously disclosed Energy segment has been renamed the Power and Storage segment.
These Condensed consolidated financial statements of TC Energy have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2018, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in the 2018 audited Consolidated financial statements included in TC Energy’s 2018 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2018 audited Consolidated financial statements included in TC Energy’s 2018 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s natural gas pipelines segments due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines. Earnings for interim period may also not be indicative of results for the fiscal year in the Company’s Liquids Pipelines segment due to fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities. Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Power and Storage segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.
USE OF ESTIMATES AND JUDGMENTS
In preparing these financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2018, except as described in Note 2, Accounting changes.

TC ENERGY [48
SECOND QUARTER 2019

2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2019
Leases
In February 2016, the FASB issued new guidance on the accounting for leases. The new guidance amends the definition of a lease such that, in order for an arrangement to qualify as a lease, the lessee is required to have both (1) the right to obtain substantially all of the economic benefits from the use of the asset and (2) the right to direct the use of the asset. The new guidance also establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than twelve months. Leases will be classified as finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of income. The new guidance does not make extensive changes to lessor accounting.
The new guidance was effective January 1, 2019 and was applied using optional transition relief which allowed entities to initially apply the new lease standard at adoption (January 1, 2019) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This transition option allowed the Company to not apply the new guidance, including disclosure requirements, to the comparative periods presented.
The Company elected available practical expedients and exemptions upon adoption which allowed the Company:

•	to not reassess prior conclusions on existing leases regarding lease identification, lease classification and initial direct costs under the new standard

•	to carry forward the historical lease classification and its accounting treatment for land easements on existing agreements

•	to not recognize ROU assets or lease liabilities for leases that qualify for the short-term lease recognition exemption

•	to not separate lease and non-lease components for all leases for which the Company is the lessee and for facility and liquids tank terminals for which the Company is the lessor

•	to use hindsight in determining the lease term and assessing ROU assets for impairment.
The new guidance had a significant impact on the Company's Condensed consolidated balance sheet, but did not have an impact on the Company's Condensed consolidated statements of income and cash flows. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases and providing significant new disclosures about the Company's leasing activities. Refer to Note 7, Leases, for further information related to the impact of adopting the new guidance and the Company's updated accounting policies related to leases.
In the application of the new guidance, significant assumptions and judgments are used to determine the following:

•	whether a contract contains a lease

•
the duration of the lease term including exercising lease renewal options. The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor

•	the discount rate for the lease.
Fair value measurement
In August 2018, the FASB issued new guidance that amends certain disclosure requirements for fair value measurements. This new guidance is effective January 1, 2020, however, early adoption of certain or all requirements is permitted. The Company elected to adopt this guidance effective first quarter 2019. The guidance was applied retrospectively and did not have a material impact on the Company's consolidated financial statements.

TC ENERGY [49
SECOND QUARTER 2019

FUTURE ACCOUNTING CHANGES
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that significantly changes how entities measure credit losses for most financial assets and certain other financial instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments, basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than as a direct write-down of the amortized cost basis. The new guidance is effective January 1, 2020 and will be applied using a modified retrospective approach. The Company has determined which of its assets are in scope for the new standard and has started to compile historical credit loss information. Current processes are being assessed to determine if any changes are required as a result. The Company continues to evaluate the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Defined benefit plans
In August 2018, the FASB issued new guidance which amends and clarifies disclosure requirements related to defined benefit pension and other post-retirement benefit plans. This new guidance is effective January 1, 2021 and will be applied on a retrospective basis, however, early adoption is permitted. The Company is currently evaluating the timing and impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Implementation costs of cloud computing arrangements
In August 2018, the FASB issued new guidance requiring an entity in a hosting arrangement that is a service contract to follow the guidance for internal-use software to determine which implementation costs should be capitalized as an asset and which costs should be expensed. The guidance also requires the entity to amortize the capitalized implementation costs of a hosting arrangement over the term of the arrangement. This guidance is effective January 1, 2020, however, early adoption is permitted. This guidance can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently evaluating the timing and impact of adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Consolidation
In October 2018, the FASB issued new guidance for determining whether fees paid to decision makers and service providers are variable interests for indirect interests held through related parties under common control. This new guidance is effective January 1, 2020 and will be applied on a retrospective basis, however, early adoption is permitted. The Company does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.

TC ENERGY [50
SECOND QUARTER 2019

3. Segmented information

three months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	956	1,211	152	811	242	—		3,372
Intersegment revenues	—	41	—	—	6	(47)	[3]	—
	956	1,252	152	811	248	(47)		3,372
Income/(loss) from equity investments	3	60	4	14	137	(12)	[4]	206
Plant operating costs and other	(362)	(372)	(14)	(167)	(36)	44	[3]	(907)
Commodity purchases resold	—	—	—	—	(114)	—		(114)
Property taxes	(69)	(84)	—	(27)	(1)	—		(181)
Depreciation and amortization	(286)	(193)	(29)	(89)	(24)	—		(621)
Gain on sale of assets	—	—	—	—	68	—		68
Segmented Earnings/(Loss)	242	663	113	542	278	(15)		1,823
Interest expense								(588)
Allowance for funds used during construction								99
Interest income and other[4]								106
Income before Income Taxes								1,440
Income tax expense								(217)
Net Income								1,223
Net income attributable to non-controlling interests								(57)
Net Income Attributable to Controlling Interests								1,166
Preferred share dividends								(41)
Net Income Attributable to Common Shares								1,125

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income/(loss) from equity investments includes foreign exchange losses on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange gains on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TC ENERGY [51
SECOND QUARTER 2019

three months ended June 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	954	930	153	644	514	—		3,195
Intersegment revenues	—	56	—	—	5	(61)	[3]	—
	954	986	153	644	519	(61)		3,195
Income from equity investments	3	59	1	13	102	87	[4]	265
Plant operating costs and other	(341)	(288)	(12)	(155)	(72)	46	[3]	(822)
Commodity purchases resold	—	—	—	—	(324)	—		(324)
Property taxes	(71)	(53)	—	(27)	(1)	—		(152)
Depreciation and amortization	(265)	(163)	(24)	(85)	(33)	—		(570)
Segmented Earnings	280	541	118	390	191	72		1,592
Interest expense								(558)
Allowance for funds used during construction								113
Interest income and other[4]								(92)
Income before Income Taxes								1,055
Income tax expense								(153)
Net Income								902
Net income attributable to non-controlling interests								(76)
Net Income Attributable to Controlling Interests								826
Preferred share dividends								(41)
Net Income Attributable to Common Shares								785

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income from equity investments includes foreign exchange gains on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange losses on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TC ENERGY [52
SECOND QUARTER 2019

six months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	1,923	2,515	304	1,539	578	—		6,859
Intersegment revenues	—	83	—	—	11	(94)	[3]	—
	1,923	2,598	304	1,539	589	(94)		6,859
Income/(loss) from equity investments	4	136	10	28	209	(26)	[4]	361
Plant operating costs and other	(705)	(734)	(26)	(333)	(124)	86	[3]	(1,836)
Commodity purchases resold	—	—	—	—	(366)	—		(366)
Property taxes	(138)	(172)	—	(55)	(3)	—		(368)
Depreciation and amortization	(573)	(373)	(59)	(177)	(47)	—		(1,229)
Gain on sale of assets	—	—	—	—	68	—		68
Segmented Earnings/(Loss)	511	1,455	229	1,002	326	(34)		3,489
Interest expense								(1,174)
Allowance for funds used during construction								238
Interest income and other[4]								269
Income before Income Taxes								2,822
Income tax expense								(453)
Net Income								2,369
Net income attributable to non-controlling interests								(158)
Net Income Attributable to Controlling Interests								2,211
Preferred share dividends								(82)
Net Income Attributable to Common Shares								2,129

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income/(loss) from equity investments includes foreign exchange losses on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange gains on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TC ENERGY [53
SECOND QUARTER 2019

six months ended June 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage[1]
(unaudited - millions of Canadian $)						Corporate[2]		Total

Revenues	1,838	2,021	304	1,267	1,189	—		6,619
Intersegment revenues	—	81	—	—	47	(128)	[3]	—
	1,838	2,102	304	1,267	1,236	(128)		6,619
Income from equity investments	6	126	12	28	165	8	[4]	345
Plant operating costs and other	(664)	(612)	(14)	(346)	(171)	111	[3]	(1,696)
Commodity purchases resold	—	—	—	—	(921)	—		(921)
Property taxes	(141)	(108)	—	(50)	(3)	—		(302)
Depreciation and amortization	(506)	(319)	(47)	(168)	(65)	—		(1,105)
Segmented Earnings/(Loss)	533	1,189	255	731	241	(9)		2,940
Interest expense								(1,085)
Allowance for funds used during construction								218
Interest income and other[4]								(29)
Income before Income Taxes								2,044
Income tax expense								(274)
Net Income								1,770
Net income attributable to non-controlling interests								(170)
Net Income Attributable to Controlling Interests								1,600
Preferred share dividends								(81)
Net Income Attributable to Common Shares								1,519

1	Previously referred to as Energy.

2	Includes intersegment eliminations.

3
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

4
Income from equity investments includes foreign exchange gains on the Company's inter-affiliate loan with Sur de Texas. The offsetting foreign exchange losses on the inter-affiliate loan are included in Interest income and other. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of long-term debt financing for this joint venture.

TOTAL ASSETS BY SEGMENT

(unaudited - millions of Canadian $)	June 30, 2019	December 31, 2018

Canadian Natural Gas Pipelines	19,749	18,407
U.S. Natural Gas Pipelines	42,821	44,115
Mexico Natural Gas Pipelines	6,912	7,058
Liquids Pipelines	17,022	17,352
Power and Storage	7,761	8,475
Corporate	4,164	3,513
	98,429	98,920

TC ENERGY [54
SECOND QUARTER 2019

4. Revenues
DISAGGREGATION OF REVENUES
The following tables summarize total Revenues for the three and six months ended June 30, 2019 and 2018:

three months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	956	1,032	151	617	—	2,756
Power generation	—	—	—	—	198	198
Natural gas storage and other	—	154	1	1	14	170
	956	1,186	152	618	212	3,124
Other revenues[1]	—	25	—	193	30	248
	956	1,211	152	811	242	3,372

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 7, Leases, and Note 12, Risk management and financial instruments, for further information on income from lease arrangements and financial instruments, respectively.

three months ended June 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	954	785	152	513	—	2,404
Power generation	—	—	—	—	415	415
Natural gas storage and other	—	118	1	—	31	150
	954	903	153	513	446	2,969
Other revenues[1]	—	27	—	131	68	226
	954	930	153	644	514	3,195

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 12, Risk management and financial instruments, for further information on income from financial instruments.

six months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,923	2,132	302	1,210	—	5,567
Power generation	—	—	—	—	541	541
Natural gas storage and other	—	334	2	2	42	380
	1,923	2,466	304	1,212	583	6,488
Other revenues[1]	—	49	—	327	(5)	371
	1,923	2,515	304	1,539	578	6,859

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 7, Leases, and Note 12, Risk management and financial instruments, for further information on income from lease arrangements and financial instruments, respectively.

TC ENERGY [55
SECOND QUARTER 2019

six months ended June 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,838	1,669	302	1,047	—	4,856
Power generation	—	—	—	—	1,005	1,005
Natural gas storage and other	—	310	2	1	61	374
	1,838	1,979	304	1,048	1,066	6,235
Other revenues[1]	—	42	—	219	123	384
	1,838	2,021	304	1,267	1,189	6,619

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 12, Risk management and financial instruments, for further information on income from financial instruments.

CONTRACT BALANCES

(unaudited - millions of Canadian $)	June 30, 2019	December 31, 2018

Receivables from contracts with customers	1,223	1,684
Contract assets[1]	277	159
Long-term contract assets[2]	59	21
Contract liabilities[3]	52	11
Long-term contract liabilities[4]	139	121

1	Recorded as part of Other current assets on the Condensed consolidated balance sheet.

2	Recorded as part of Intangibles and other assets on the Condensed consolidated balance sheet.

3
Comprised of deferred revenue recorded in Accounts payable and other on the Condensed consolidated balance sheet. During the six months ended June 30, 2019, $6 million of revenue was recognized that was included in contract liabilities at the beginning of the period.

4	Comprised of deferred revenue recorded in Other long-term liabilities on the Condensed consolidated balance sheet.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily relate to force majeure fixed capacity payments received on long-term capacity arrangements in Mexico.
FUTURE REVENUES FROM REMAINING PERFORMANCE OBLIGATIONS
Capacity Arrangements and Transportation
As at June 30, 2019, future revenues from long-term pipeline capacity arrangements and transportation contracts extending through 2045 are approximately $29.6 billion, of which approximately $3.0 billion is expected to be recognized during the remainder of 2019.

TC ENERGY [56
SECOND QUARTER 2019

Power Generation
The Company has long-term power generation contracts extending through 2030. Revenues from power generation contracts have a variable component related to market prices that are subject to factors outside the Company’s influence. These revenues are considered to be fully constrained and are recognized on a monthly basis when the Company satisfies the performance obligation.
Natural Gas Storage and Other
As at June 30, 2019, future revenues from long-term natural gas storage and other contracts extending through 2033 are approximately $1.6 billion, of which approximately $244 million is expected to be recognized during the remainder of 2019.
5. Income taxes
Effective Tax Rates
The effective income tax rates for the six-month periods ended June 30, 2019 and 2018 were 16 per cent and 13 per cent, respectively. The higher effective tax rate in 2019 was primarily the result of lower foreign tax rate differentials, partially offset by lower flow-through tax in Canadian rate-regulated pipelines.
Further to U.S. Tax Reform, the U.S. Treasury and the U.S. Internal Revenue Service issued proposed regulations in November and December of 2018 which provided administrative guidance and clarified certain aspects of the new laws with respect to interest deductibility, base erosion and anti-abuse tax, the new dividend received deduction and anti-hybrid rules. The proposed regulations are complex and comprehensive, and considerable uncertainty continues to exist pending release of the final regulations which is expected to occur in late 2019. If the proposed regulations are enacted as currently drafted, they should not have a material impact on the Company's consolidated financial statements.
Alberta Tax Rate Reduction
In June 2019, a reduction to the Alberta corporate tax rate was enacted. For the Company's Canadian businesses not subject to rate-regulated accounting (RRA), this resulted in a decrease in net deferred income tax liabilities and a deferred income tax recovery of $32 million. For the Company's Canadian businesses subject to RRA, this rate change resulted in the reduction of both net deferred income tax liabilities and long-term regulatory assets of $83 million on the Condensed consolidated balance sheet at June 30, 2019.

TC ENERGY [57
SECOND QUARTER 2019

6. Assets held for sale
Columbia Midstream Assets
On July 2, 2019, TC Energy entered into an agreement to sell certain Columbia Midstream assets to a third party for approximately US$1.3 billion before post-closing adjustments.
The sale is expected to result in a pre-tax gain of $20 million ($130 million after-tax loss), which includes the release of an estimated $589 million of Columbia's goodwill allocated to these assets that is not deductible for tax purposes. The gain and related tax impact will be recognized upon closing of the transaction which is expected to occur in the third quarter of 2019. This sale does not include any interest in Columbia Energy Ventures Company, the Company's minerals business in the Appalachian basin.
At June 30, 2019, the related assets and liabilities in the U.S. Natural Gas Pipelines segment were classified as held for sale as follows:

(unaudited - millions of Canadian $)

Assets held for sale
Accounts receivable	14
Other current assets	1
Plant, property and equipment	796
Equity investments	255
Goodwill	589
Total assets held for sale	1,655
Liabilities related to assets held for sale
Accounts payable and other	8
Total liabilities related to assets held for sale[1]	8

1	Included in Accounts payable and other on the Condensed consolidated balance sheet.
Coolidge Generating Station
On May 21, 2019, TC Energy completed the sale of its Coolidge generating station, which was reported as Asset held for sale at December 31, 2018. Refer to Note 13, Disposition, for further information.
7. Leases
In 2016, the FASB issued new guidance on leases. The Company adopted the new guidance on January 1, 2019 using optional transition relief. Results reported for 2019 reflect the application of the new guidance while the 2018 comparative results were prepared and reported under previous leases guidance.
Lessee Accounting Policy
The Company determines if an arrangement is a lease at inception of the contract. Operating leases are recognized as ROU assets and included in Plant, property and equipment while corresponding liabilities are included in Accounts payable and other, and Other long-term liabilities on the Condensed consolidated balance sheet.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date of the lease agreement. As the Company’s lease contracts do not provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and initial direct costs incurred and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise

TC ENERGY [58
SECOND QUARTER 2019

that option. Operating lease expense is recognized on a straight-line basis over the lease term and included in Plant operating costs and other in the Condensed consolidated statement of income.
Lessor Accounting Policy
The Company is the lessor for certain contracts and these contracts are accounted for as operating leases. The Company recognizes lease payments as income over the lease term on a straight-line basis. Variable lease payments are recognized as income in the period in which the changes in facts and circumstances on which these payments are based occur.
Impact of New Lease Guidance on Date of Adoption
The following table illustrates the impact of the adoption of the new lease guidance on the Company's previously reported consolidated balance sheet line items:

(unaudited - millions of Canadian $)	As reported December 31, 2018	Adjustment	January 1, 2019

Plant, property and equipment	66,503	585	67,088
Accounts payable and other	5,408	57	5,465
Other long-term liabilities	1,008	528	1,536
As a Lessee
The Company has operating leases for corporate offices, other various premises, equipment and land. Some leases have an option to renew for periods of one to 25 years, and some may include options to terminate the lease within one year. Payments due under lease contracts include fixed payments plus, for many of the Company's leases, variable payments such as a proportionate share of the buildings' property taxes, insurance and common area maintenance. The Company subleases some of the leased premises.
Operating lease cost is as follows:

(unaudited - millions of Canadian $)	three months ended June 30, 2019	six months ended June 30, 2019

Operating lease cost[1]	27	55
Sublease income	(3)	(5)
Net operating lease cost	24	50

1	Includes short-term leases and variable lease costs.
Other information related to operating leases is noted in the following tables:

(unaudited - millions of Canadian $)	three months ended June 30, 2019	six months ended June 30, 2019

Cash paid for amounts included in the measurement of operating lease liabilities	18	37
ROU assets obtained in exchange for new operating lease liabilities	3	3

(unaudited)	at June 30, 2019

Weighted average remaining lease term	11	years
Weighted average discount rate	3.5%

TC ENERGY [59
SECOND QUARTER 2019

Maturities of operating lease liabilities on a prospective 12-month basis and where they are disclosed on the Condensed consolidated balance sheet as at June 30, 2019 are as follows:

(unaudited - millions of Canadian $)

2020	71
2021	68
2022	62
2023	58
2024	57
Thereafter	343
Total operating lease payments	659
Imputed interest	(108)
Operating lease liabilities recorded on the Condensed consolidated balance sheet	551
Reported as follows:
Accounts payable and other	55
Other long-term liabilities	496
551
Future payments reported under previous lease guidance for the Company’s operating leases as at December 31, 2018 were as follows:

(unaudited - millions of Canadian $)	Minimum operating lease payments

2019	81
2020	78
2021	76
2022	69
2023	67
Thereafter	390
761
As at June 30, 2019, the carrying value of the ROU assets recorded under operating leases was $552 million and is included in Plant, property and equipment on the Condensed consolidated balance sheet.
As a Lessor
Grandview and Bécancour power plants in the Power and Storage segment and the Northern Courier pipeline in the Liquids Pipelines segment are accounted for as operating leases. The Company has long-term PPAs for the sale of power for the Power and Storage lease assets which expire between 2024 and 2026. Northern Courier pipeline transports bitumen and diluent between the Fort Hills mine site and Suncor Energy’s terminal, with a contract expiring in 2042.
Some leases contain variable lease payments that are based on operating hours and the reimbursement of variable costs, options to purchase the underlying asset at fair value or based on a formula considering the remaining fixed payments, and options to extend a lease up to five years. Lessees have rights under some leases to terminate under certain circumstances.
The Company also leases liquids tanks which are accounted for as operating leases.
The fixed portion of the operating lease income recorded by the Company for the three months and six months ended June 30, 2019 was $55 million and $110 million, respectively.

TC ENERGY [60
SECOND QUARTER 2019

Future lease payments to be received under operating leases as at June 30, 2019 are as follows:

(unaudited - millions of Canadian $)	Future lease payments

Remainder of 2019	121
2020	230
2021	225
2022	218
2023	225
Thereafter	1,939
2,958
The cost and accumulated depreciation for facilities accounted for as operating leases was $1,992 million and $351 million, respectively, at June 30, 2019 (December 31, 2018 – $2,007 million and $324 million, respectively).
8. Long-term debt
LONG-TERM DEBT ISSUED
Long-term debt issued by the Company in the six months ended June 30, 2019 included the following:

(unaudited - millions of Canadian $)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	April 2019	Medium Term Notes	October 2049	1,000	4.34%
LONG-TERM DEBT REPAID
Long-term debt retired/repaid by the Company in the six months ended June 30, 2019 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Retirement/Repayment date	Type	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	May 2019	Medium Term Notes	13	9.35%
	March 2019	Debentures	100	10.50%
	January 2019	Senior Unsecured Notes	US 750	7.125%
	January 2019	Senior Unsecured Notes	US 400	3.125%
TC PIPELINES, LP
	June 2019	Unsecured Term Loan	US 50	Floating
GAS TRANSMISSION NORTHWEST LLC
	May 2019	Unsecured Term Loan	US 35	Floating
CAPITALIZED INTEREST
In the three and six months ended June 30, 2019, TC Energy capitalized interest related to capital projects of $44 million and $81 million, respectively (2018 – $30 million and $56 million, respectively).

TC ENERGY [61
SECOND QUARTER 2019

9. Dividends per common share and preferred share
The board of directors of TC Energy declared dividends as follows:

	three months ended June 30		six months ended June 30
(unaudited - Canadian $, rounded to two decimals)	2019	2018	2019	2018

per common share	$0.75	$0.69	$1.50	$1.38

per Series 1 preferred share	$0.20	$0.20	$0.41	$0.41
per Series 2 preferred share	$0.22	$0.19	$0.44	$0.37
per Series 3 preferred share	$0.13	$0.13	$0.27	$0.27
per Series 4 preferred share	$0.18	$0.15	$0.37	$0.29
per Series 5 preferred share	$0.14	$0.14	$0.28	$0.28
per Series 6 preferred share	$0.20	$0.16	$0.40	$0.32
per Series 7 preferred share	$0.24	$0.25	$0.49	$0.50
per Series 9 preferred share	$0.27	$0.27	$0.53	$0.53
per Series 11 preferred share	$0.24	$0.24	$0.24	$0.24
per Series 13 preferred share	$0.34	$0.34	$0.34	$0.34
per Series 15 preferred share	$0.31	$0.31	$0.31	$0.31
10. Other comprehensive (loss)/income and accumulated other comprehensive loss
Components of other comprehensive (loss)/income, including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended June 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(371)	(14)	(385)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(9)	—	(9)
Change in fair value of net investment hedges	17	(4)	13
Change in fair value of cash flow hedges	(52)	10	(42)
Reclassification to net income of gains and losses on cash flow hedges	4	(1)	3
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	3	(1)	2
Other comprehensive (loss)/income on equity investments	(3)	6	3
Other Comprehensive Loss	(411)	(4)	(415)

TC ENERGY [62
SECOND QUARTER 2019

three months ended June 30, 2018	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	254	5	259
Change in fair value of net investment hedges	(17)	4	(13)
Change in fair value of cash flow hedges	(3)	1	(2)
Reclassification to net income of gains and losses on cash flow hedges	9	(2)	7
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	4	(2)	2
Other comprehensive income on equity investments	6	—	6
Other Comprehensive Income	253	6	259

six months ended June 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(735)	(20)	(755)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(9)	—	(9)
Change in fair value of net investment hedges	44	(11)	33
Change in fair value of cash flow hedges	(74)	15	(59)
Reclassification to net income of gains and losses on cash flow hedges	8	(2)	6
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	7	(2)	5
Other comprehensive (loss)/income on equity investments	(2)	6	4
Other Comprehensive Loss	(761)	(14)	(775)

six months ended June 30, 2018	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	670	21	691
Change in fair value of net investment hedges	(20)	5	(15)
Change in fair value of cash flow hedges	3	2	5
Reclassification to net income of gains and losses on cash flow hedges	13	(3)	10
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	8	(8)	—
Other comprehensive income on equity investments	13	(1)	12
Other Comprehensive Income	687	16	703

TC ENERGY [63
SECOND QUARTER 2019

The changes in AOCI by component are as follows:

three months ended June 30, 2019	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at April 1, 2019	(208)	(33)	(311)	(374)	(926)
Other comprehensive loss before reclassifications[2]	(340)	(33)	—	—	(373)
Amounts reclassified from AOCI[3]	(9)	3	2	3	(1)
Net current period other comprehensive (loss)/income	(349)	(30)	2	3	(374)
AOCI balance at June 30, 2019	(557)	(63)	(309)	(371)	(1,300)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2	Other comprehensive loss before reclassifications on currency translation adjustments and cash flow hedges are net of non-controlling interests losses of $32 million and $9 million, respectively.

3	Amount reclassified from AOCI on cash flow hedges is net of non-controlling interests gains of less than $1 million.

six months ended June 30, 2019	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2019	107	(23)	(314)	(376)	(606)
Other comprehensive loss before reclassifications[2]	(655)	(45)	—	(1)	(701)
Amounts reclassified from AOCI[3,4]	(9)	5	5	6	7
Net current period other comprehensive (loss)/income	(664)	(40)	5	5	(694)
AOCI balance at June 30, 2019	(557)	(63)	(309)	(371)	(1,300)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive loss before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interests losses of $67 million, $14 million and $1 million, respectively.

3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $21 million ($16 million, net of tax) at June 30, 2019. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

4	Amount reclassified from AOCI on cash flow hedges is net of non-controlling interests gains of $1 million.

TC ENERGY [64
SECOND QUARTER 2019

Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	Amounts Reclassified From AOCI				Affected line item in the Condensed consolidated statement of income
	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Cash flow hedges
Commodities	—	(2)	—	(1)	Revenues (Power and Storage)
Interest	(4)	(5)	(7)	(9)	Interest expense
	(4)	(7)	(7)	(10)	Total before tax
	1	2	2	3	Income tax expense
	(3)	(5)	(5)	(7)	Net of tax[1,3]
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial losses	(3)	(4)	(7)	(8)	Plant operating costs and other[2]
	1	2	2	8	Income tax expense
	(2)	(2)	(5)	—	Net of tax[1]
Equity investments
Equity income	(3)	(6)	(6)	(13)	Income from equity investments
	—	—	—	2	Income tax expense
	(3)	(6)	(6)	(11)	Net of tax[1,3]
Currency translation adjustments
Realization of foreign currency translation gain on disposal of foreign operations	9	—	9	—	Gain on sale of assets
	—	—	—	—	Income tax expense
	9	—	9	—	Net of tax[1]

1	All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.

2	These AOCI components are included in the computation of net benefit cost. Refer to Note 11, Employee post-retirement benefits, for further information.

3
Amounts reclassified from AOCI on cash flow hedges and equity investments are net of non-controlling interests gains of less than $1 million and nil, respectively, for the three months ended June 30, 2019 (2018 – $2 million and nil, respectively) and $1 million and nil, respectively, for the six months ended June 30, 2019 (2018 – $3 million and $1 million, respectively).

TC ENERGY [65
SECOND QUARTER 2019

11. Employee post-retirement benefits
The net benefit cost recognized for the Company’s pension benefit plans and other post-retirement benefit plans is as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2019	2018	2019	2018	2019	2018	2019	2018

Service cost[1]	31	31	2	1	64	61	3	2
Other components of net benefit cost[1]
Interest cost	36	34	4	4	71	67	8	7
Expected return on plan assets	(54)	(55)	(4)	(4)	(112)	(110)	(8)	(8)
Amortization of actuarial losses	3	3	—	1	6	7	1	1
Amortization of regulatory asset	4	4	1	—	7	9	1	—
	(11)	(14)	1	1	(28)	(27)	2	—
Net Benefit Cost	20	17	3	2	36	34	5	2

1	Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
12. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TC Energy has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings, cash flow and shareholder value.
COUNTERPARTY CREDIT RISK
TC Energy’s maximum counterparty credit exposure with respect to financial instruments at June 30, 2019, without taking into account security held, consisted of cash and cash equivalents, accounts receivable, available-for-sale assets, derivative assets and a loan receivable.
The Company monitors its counterparties and regularly reviews its accounts receivable. The Company records an allowance for doubtful accounts as necessary using the specific identification method. At June 30, 2019, there were no significant credit losses, no significant credit risk concentration and no significant amounts past due or impaired.
LOAN RECEIVABLE FROM AFFILIATE
Related party transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
The Company holds a 60 per cent equity interest in a joint venture with IEnova to build, own and operate the Sur de Texas pipeline. The Company accounts for its interest in the joint venture as an equity investment. In 2017, the Company entered into a MXN$21.3 billion unsecured revolving credit facility with the joint venture, which bears interest at a floating rate and matures in March 2022.

TC ENERGY [66
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At June 30, 2019, the Company's Condensed consolidated balance sheet included a MXN$20.3 billion or $1.4 billion (December 31, 2018 – MXN$18.9 billion or $1.3 billion) loan receivable from the Sur de Texas joint venture which represents TC Energy's proportionate share of long-term debt financing requirements related to the joint venture. Interest income and other included interest income of $37 million and $72 million for the three and six months ended June 30, 2019 (2018 – $29 million and $56 million) from this joint venture with a corresponding proportionate share of interest expense recorded in Income from equity investments in the Company's Mexico Natural Gas Pipelines segment.
NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency swaps and foreign exchange options.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2019		December 31, 2018
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency swaps (maturing 2019)[3]	(12)	US 100	(43)	US 300
U.S. dollar foreign exchange options (maturing 2019 to 2020)	6	US 2,600	(47)	US 2,500
	(6)	US 2,700	(90)	US 2,800

1	Fair value equals carrying value.

2	No amounts have been excluded from the assessment of hedge effectiveness.

3
In the three and six months ended June 30, 2019, Net income includes net realized gains of nil (2018 – nil and $1 million, respectively) related to the interest component of cross-currency swap settlements which are reported within Interest expense on the Company's Condensed consolidated statement of income.

The notional amounts and fair value of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	June 30, 2019	December 31, 2018

Notional amount	29,500 (US 22,500)	31,000 (US 22,700)
Fair value	32,400 (US 24,700)	31,700 (US 23,200)
FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Intangible and other assets, Notes payable, Accounts payable and other, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.

TC ENERGY [67
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Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the Company's non-derivative financial instruments, excluding those where carrying amounts approximate fair value, which are classified in Level II of the fair value hierarchy:

	June 30, 2019		December 31, 2018
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt including current portion[1,2]	(37,893)	(43,332)	(39,971)	(42,284)
Junior subordinated notes	(7,261)	(6,915)	(7,508)	(6,665)
	(45,154)	(50,247)	(47,479)	(48,949)

1	Long-term debt is recorded at amortized cost except for US$450 million (December 31, 2018 – US$750 million) that is attributed to hedged risk and recorded at fair value.

2
Net income for the three and six months ended June 30, 2019 includes unrealized losses of $2 million and $5 million, respectively (2018 – unrealized losses of $1 million and unrealized gains of $4 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$450 million of long-term debt at June 30, 2019 (December 31, 2018 – US$750 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available-for-sale assets:

	June 30, 2019		December 31, 2018
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2]
Maturing within 1 year	—	16	—	22
Maturing within 1-5 years	—	96	—	110
Maturing within 5-10 years	8	—	140	—
Maturing after 10 years	1,325	—	952	—
	1,333	112	1,092	132

1	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

2	Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.

	June 30, 2019		June 30, 2018
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains in the period
three months ended	28	2	3	—
six months ended	79	3	5	1
Net realized gains/(losses) in the period
three months ended	11	—	(3)	—
six months ended	11	—	(3)	—

1
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

2	Gains and losses on other restricted investments are included in Interest income and other on the Condensed consolidated statement of income.

TC ENERGY [68
SECOND QUARTER 2019

Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments is as follows:

at June 30, 2019	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	—	266	266
Foreign exchange	—	—	15	32	47
	—	—	15	298	313
Intangible and other assets
Commodities[2]	—	—	—	33	33
Foreign exchange	—	—	5	—	5
Interest rate	—	3	—	—	3
	—	3	5	33	41
Total Derivative Assets	—	3	20	331	354
Accounts payable and other
Commodities[2]	(9)	—	—	(182)	(191)
Foreign exchange	—	—	(24)	(13)	(37)
Interest rate	(4)	—	—	—	(4)
	(13)	—	(24)	(195)	(232)
Other long-term liabilities
Commodities[2]	(7)	—	—	(33)	(40)
Foreign exchange	—	—	(2)	—	(2)
Interest rate	(55)	—	—	—	(55)
	(62)	—	(2)	(33)	(97)
Total Derivative Liabilities	(75)	—	(26)	(228)	(329)
Total Derivatives	(75)	3	(6)	103	25

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.

TC ENERGY [69
SECOND QUARTER 2019

at December 31, 2018	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	1	—	—	716	717
Foreign exchange	—	—	16	1	17
Interest rate	3	—	—	—	3
	4	—	16	717	737
Intangible and other assets
Commodities[2]	1	—	—	50	51
Foreign exchange	—	—	1	—	1
Interest rate	8	1	—	—	9
	9	1	1	50	61
Total Derivative Assets	13	1	17	767	798
Accounts payable and other
Commodities[2]	(4)	—	—	(622)	(626)
Foreign exchange	—	—	(105)	(188)	(293)
Interest rate	—	(3)	—	—	(3)
	(4)	(3)	(105)	(810)	(922)
Other long-term liabilities
Commodities[2]	—	—	—	(28)	(28)
Foreign exchange	—	—	(2)	—	(2)
Interest rate	(11)	(1)	—	—	(12)
	(11)	(1)	(2)	(28)	(42)
Total Derivative Liabilities	(15)	(4)	(107)	(838)	(964)
Total Derivatives	(2)	(3)	(90)	(71)	(166)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2019	December 31, 2018	June 30, 2019	December 31, 2018

Current portion of long-term debt	(327)	(748)	—	3
Long-term debt	(265)	(273)	(3)	—
	(592)	(1,021)	(3)	3

1	At June 30, 2019 and December 31, 2018, adjustments for discontinued hedging relationships included in these balances were nil.

TC ENERGY [70
SECOND QUARTER 2019

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations is as follows:

at June 30, 2019	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	652	15	52	—	—
Sales[1]	2,559	25	64	—	—
Millions of U.S. dollars	—	—	—	3,556	1,650
Maturity dates	2019-2024	2019-2027	2019-2020	2019-2020	2019-2030

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2018	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	23,865	44	59	—	—
Sales[1]	17,689	56	79	—	—
Millions of U.S. dollars	—	—	—	3,862	1,650
Maturity dates	2019-2023	2019-2027	2019	2019	2019-2030

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and realized gains/(losses) on derivative instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Derivative Instruments Held for Trading[1]
Amount of unrealized gains/(losses) in the period
Commodities[2]	59	99	(29)	(10)
Foreign exchange	87	(60)	207	(139)
Amount of realized gains/(losses) in the period
Commodities	80	19	187	129
Foreign exchange	(30)	4	(59)	19
Derivative Instruments in Hedging Relationships
Amount of realized (losses)/gains in the period
Commodities	(2)	(4)	(9)	(1)
Interest rate	—	—	—	1

1
Realized and unrealized gains and losses on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains and losses on interest rate and foreign exchange held-for-trading derivative instruments are included on a net basis in Interest expense and Interest income and other, respectively.

2
In the three and six months ended June 30, 2019 and 2018, there were no gains or losses included in Net income relating to discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

TC ENERGY [71
SECOND QUARTER 2019

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests are as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Change in fair value of derivative instruments recognized in OCI[1]
Commodities	(11)	(3)	(14)	(6)
Interest rate	(41)	—	(60)	9
	(52)	(3)	(74)	3

1	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI and AOCI.
Effect of fair value and cash flow hedging relationships
The following tables detail amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships are recorded:

	three months ended June 30
	Revenues (Power and Storage)		Interest Expense
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Total Amount Presented in the Condensed Consolidated Statement of Income	242	514	(588)	(558)
Fair Value Hedges
Interest rate contracts
Hedged items	—	—	(5)	(22)
Derivatives designated as hedging instruments	—	—	—	(2)
Cash Flow Hedges
Reclassification of gains on derivative instruments from AOCI to net income[1,2]
Interest rate contracts	—	—	4	7
Commodity contracts	—	2	—	—

1
Refer to Note 10, Other comprehensive (loss)/income and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

2	There are no amounts recognized in earnings that were excluded from effectiveness testing.

TC ENERGY [72
SECOND QUARTER 2019

	six months ended June 30
	Revenues (Power and Storage)		Interest Expense
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Total Amount Presented in the Condensed Consolidated Statement of Income	578	1,189	(1,174)	(1,085)
Fair Value Hedges
Interest rate contracts
Hedged items	—	—	(11)	(42)
Derivatives designated as hedging instruments	—	—	(1)	(2)
Cash Flow Hedges
Reclassification of gains on derivative instruments from AOCI to net income[1,2]
Interest rate contracts	—	—	8	12
Commodity contracts	—	1	—	—

1
Refer to Note 10, Other comprehensive (loss)/income and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

2	There are no amounts recognized in earnings that were excluded from effectiveness testing.
Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2019	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	299	(200)	99
Foreign exchange	52	(28)	24
Interest rate	3	(1)	2
	354	(229)	125
Derivative instrument liabilities
Commodities	(231)	200	(31)
Foreign exchange	(39)	28	(11)
Interest rate	(59)	1	(58)
	(329)	229	(100)

1	Amounts available for offset do not include cash collateral pledged or received.

TC ENERGY [73
SECOND QUARTER 2019

at December 31, 2018	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	768	(626)	142
Foreign exchange	18	(18)	—
Interest rate	12	(4)	8
	798	(648)	150
Derivative instrument liabilities
Commodities	(654)	626	(28)
Foreign exchange	(295)	18	(277)
Interest rate	(15)	4	(11)
	(964)	648	(316)

1	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, at June 30, 2019, the Company provided cash collateral of $46 million (December 31, 2018 – $143 million) and letters of credit of $35 million (December 31, 2018 – $22 million) to its counterparties. At June 30, 2019 and December 31, 2018, the Company held no cash collateral and $1 million in letters of credit from counterparties on asset exposures.
Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at June 30, 2019, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $6 million (December 31, 2018 – $6 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on June 30, 2019, the Company would have been required to provide collateral of $6 million (December 31, 2018 – $6 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.

TC ENERGY [74
SECOND QUARTER 2019

FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined
Level I
Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.

Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions are categorized as follows:

at June 30, 2019	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	196	102	1	299
Foreign exchange	—	52	—	52
Interest rate	—	3	—	3
Derivative instrument liabilities
Commodities	(189)	(34)	(8)	(231)
Foreign exchange	—	(39)	—	(39)
Interest rate	—	(59)	—	(59)
	7	25	(7)	25

1	There were no transfers from Level II to Level III for the six months ended June 30, 2019.

TC ENERGY [75
SECOND QUARTER 2019

at December 31, 2018	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	581	187	—	768
Foreign exchange	—	18	—	18
Interest rate	—	12	—	12
Derivative instrument liabilities
Commodities	(555)	(95)	(4)	(654)
Foreign exchange	—	(295)	—	(295)
Interest rate	—	(15)	—	(15)
	26	(188)	(4)	(166)

1	There were no transfers from Level II to Level III for the year ended December 31, 2018.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2019	2018	2019	2018

Balance at beginning of period	(4)	(18)	(4)	(7)
Total (losses)/gains included in Net income	(3)	20	(3)	18
Settlements	—	32	—	23
Transfers out of Level III	—	6	—	6
Balance at end of period[1]	(7)	40	(7)	40

1
For the three and six months ended June 30, 2019, Revenues included unrealized losses of $3 million attributed to derivatives in the Level III category that were still held at June 30, 2019 (2018 – unrealized gains of $50 million and $44 million, respectively).

13. Disposition
Coolidge Generating Station
In December 2018, the Company entered into an agreement to sell its Coolidge generating station in Arizona to SWG Coolidge Holdings, LLC (SWG). Salt River Project Agriculture Improvement and Power District (SRP), the PPA counterparty, subsequently exercised its contractual right of first refusal (ROFR) on a sale to a third party and the Company terminated the agreement with SWG.
On May 21, 2019, the Company completed the sale to SRP for proceeds of US$448 million before post-closing adjustments as per the terms of SRP's ROFR. As a result, the Company recorded a gain on sale of $68 million ($54 million after tax) including the impact of $9 million of foreign currency translation gains which were reclassified from AOCI to net income. The gain is included in Gain on sale of assets in the Condensed consolidated statement of income.

TC ENERGY [76
SECOND QUARTER 2019

14. Contingencies and guarantees
CONTINGENCIES
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
GUARANTEES
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of this entity. Such agreements include a guarantee and a letter of credit which are primarily related to construction services and the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to delivery of natural gas, construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		at June 30, 2019		at December 31, 2018
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Sur de Texas	ranging to 2020	169	1	183	1
Bruce Power	ranging to 2021	88	—	88	—
Other jointly-owned entities	ranging to 2059	99	7	104	11
		356	8	375	12

1	TC Energy's share of the potential estimated current or contingent exposure.
15. Variable interest entities
A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are considered non-consolidated VIEs and are accounted for as equity investments.

TC ENERGY [77
SECOND QUARTER 2019

Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company is the primary beneficiary. As the primary beneficiary, the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The Consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations, or are not considered a business, are as follows:

(unaudited - millions of Canadian $)	June 30, 2019	December 31, 2018

ASSETS
Current Assets
Cash and cash equivalents	59	45
Accounts receivable	54	79
Inventories	25	24
Other	6	13
	144	161
Plant, Property and Equipment	3,071	3,026
Equity Investments	830	965
Goodwill	435	453
Intangible and Other Assets	—	8
	4,480	4,613
LIABILITIES
Current Liabilities
Accounts payable and other	55	88
Accrued interest	22	24
Current portion of long-term debt	160	79
	237	191
Regulatory Liabilities	43	43
Other Long-Term Liabilities	8	3
Deferred Income Tax Liabilities	12	13
Long-Term Debt	2,749	3,125
	3,049	3,375

TC ENERGY [78
SECOND QUARTER 2019

Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	June 30, 2019	December 31, 2018

Balance sheet
Equity investments	4,576	4,575
Off-balance sheet
Potential exposure to guarantees	166	170
Maximum exposure to loss	4,742	4,745
16. Subsequent events
Northern Courier
On July 17, 2019, TC Energy completed the sale of an 85 per cent equity interest in Northern Courier pipeline to a third party for gross proceeds of $144 million, before post-closing adjustments, resulting in an expected pre-tax gain of $70 million after recording the Company’s remaining 15 per cent interest at fair value. On an after-tax basis, the gain of approximately $115 million reflects the utilization of previously unrecognized tax loss benefits. Preceding the equity sale, Northern Courier pipeline issued $1.0 billion of long-term, non-recourse debt and the proceeds from the debt issuance were paid to TC Energy, resulting in aggregate gross proceeds to TC Energy of approximately $1.15 billion from this asset monetization.
TC Energy will remain the operator of the Northern Courier pipeline and will use the equity method to account for its remaining 15 per cent interest in the Company’s consolidated financial statements.
Ontario Natural Gas-Fired Power Plants
On July 30, 2019, TC Energy entered into an agreement to sell the Halton Hills and Napanee power plants as well as its 50 per cent interest in Portlands Energy Centre to a third party for proceeds of approximately $2.87 billion, subject to timing of the close and related adjustments. The sale is expected to close in late 2019 subject to conditions which include regulatory approvals and Napanee reaching commercial operations as outlined in the agreement. TC Energy expects this sale to result in a total pre-tax loss of approximately $230 million ($150 million after tax), with $125 million of the pre-tax loss recorded at July 30, 2019 upon classifying the net assets as held for sale. The remaining loss will be recorded on or before closing of the transaction.

TC ENERGY [79

The following table details the assets and liabilities as at June 30, 2019 related to the net assets being classified as held for sale effective July 30, 2019 in the Power and Storage segment. The expected loss on assets held for sale is not reflected in the table below:

(unaudited - millions of Canadian $)

Assets held for sale
Inventories	11
Plant, property and equipment	2,592
Equity investments	281
Intangible and other assets	12
Total assets held for sale	2,896
Liabilities related to assets held for sale
Other long-term liabilities	6
Total liabilities related to assets held for sale	6